EXHIBIT 4.6

  Second Amendment to Exchange License Agreement, dated January 1st 2001 ("2001
    License Agreement") between The General Hospital Corporation ("General")
                    and Prana Biotechnology Limited ("Prana")

Whereas General has exclusively licensed General's rights in Patent Rights and non-exclusively licensed General Materials and Research Information to Prana, according to the terms of the 2001 License Agreement; and

Whereas General and Prana have initially amended the 2001 License Agreement, as per the terms of an August 6th 2001 Variation Agreement ("Variation Agreement"), between the parties; and

Whereas, as of September 27th 2001, Prana, on behalf of Prana, General and Drs. Ashley Bush and Rudolph Tanzi, has been engaged in an Inventorship Dispute ("Dispute") versus P.N. Gerolymatos, Athens, Greece ("Gerolymatos") in relation to the correct inventorship of issued US patents 6,001,852 and 5,994,323; and

Whereas Prana, General and Gerolymatos have agreed to resolve the Dispute as per the terms of the 2004 Base Term Sheet between Prana, General and Gerolymatos ("2004 Agreement") and pursuant to Article X of the 2004 Agreement, MGH will agree to a third party analysis of General's rights, if any, to issued US patents 6,001,852 and 5,994,323 ("Analysis");

Now Therefor, in consideration of General's participation in the 2004 Agreement, the Parties hereby agree to amend and clarify the 2001 License Agreement as follows:

(1) Prana will pay General the royalties as provided in Article 7 of the 2001 License Agreement so long as Products are sold and regardless of whether Dr. Ashley Bush or Dr. Rudolph Tanzi are named inventors pursuant to the Analysis. This royalty payment by Prana to General will survive any cessation or abandonment by General of General's Patent Rights that may occur as a result of the Analysis.

(2) That in the event the Analysis determines that neither Gerolymatos nor Mikis Xilinas are inventors, then Prana will not deduct fifty percent (50%) of any royalties due to General in any Accounting Period, as contemplated under
Article 7.12 of the 2001 License Agreement.

All other terms and conditions of the 2001 License Agreement and Variation Agreement remain in effect. The effective date of this Second Amendment is March 15th 2004.

Signed on behalf of GENERAL                   Signed on behalf of PRANA

By: Frances Toneguzzo, Ph.D.                  By: Mr. Geoffrey Kempler


Signature: /s/ Frances Toneguzzo              Signature: /s/ Geoffrey Kempler

Title: Director, C.S.R.L                      Title: Executive Chairman

Date: 3/17/04                                 Date: March 18, 2004